Exhibit 10.2

SELECT COMFORT CORPORATION
EXECUTIVE SEVERANCE PAY PLAN

Amended and Restated Effective June 12, 2017

SELECT COMFORT CORPORATION
EXECUTIVE SEVERANCE PAY PLAN
TABLE OF CONTENTS

ARTICLE 1	Name and Purpose	1
ARTICLE 2	Definitions	2
2.1	Administrator	2
2.2	Affiliate	2
2.3	Base Pay	2
2.4	Cause	2
2.5	Change in Control	3
2.6	Change in Control Base Amount	3
2.7	Change in Control Protection Period	3
2.8	COBRA Reimbursement	3
2.9	Code	3
2.10	Committee	3
2.11	Company	3
2.12	Employee	3
2.13	Excluded Employee	4
2.14	Good Reason	4
2.15	Involuntary Termination	4
2.16	Outplacement Servicest	5
2.17	Participant	5
2.18	Participating Employer	5
2.19	Plan	5
2.2	Premium Reimbursement Period	5
2.21	Pro-Rata Incentive Bonus	5
2.22	Qualified Employee	5
2.23	Qualified Employee Category	5
2.24	Regular Base Amount	5
2.25	Release	5
2.26	Restricted Activities	6
2.27	Severance Pay	6
2.28	Termination of Employment	6
ARTICLE 3	Entitlement to Severance Pay	7
3.1	Eligible Terminations	7
3.2	Terminations Not Covered	7
3.3	Release Required	7
3.4	Restricted Activities	7
3.5	Return of Property	8
ARTICLE 4	Severance Pay Benefits	9
4.1	Regular Base Amount	9
4.2	Change in Control Base Amount	10
4.3	COBRA Reimbursement	10
4.4	Reductions	11
4.5	Period of Payment	11
4.6	Outplacement Services	12
4.7	Termination or Repayment of Severance Pay Benefits	13

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4.8	Death of Particpant	13
4.9	Limitation on Change in Control Paymnts	13
ARTICLE 5	Administration	15
5.1	Administrator	15
5.2	Administrator's Discretion	15
ARTICLE 6	Amendment and Termination of Plan	16
6.1	Right to Amend or Terminate the Plan	16
6.2	Change in Control	16
ARTICLE 7	Miscellaneous Provisions	17
7.1	Participation by Affiliate	17
7.2	No Benefit Accrues	17
7.3	Indemnification	17
7.4	Specialist's Assistance	17
7.5	Benefits Claim Procedure	17
7.6	Disputes	18
7.7	Company Action	18
7.8	Status of Plan	18
7.9	No Assignment of Benefits	18
7.10	Withholding and Offsets	19
7.11	Other Benefits	19
7.12	No Employment Rights Created	19
7.13	Successors	19

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SELECT COMFORT CORPORATION
EXECUTIVE SEVERANCE PAY PLAN
Pursuant to the retained power of amendment contained in Section 6.1 of the Select Comfort Corporation Executive Severance Pay Plan (as previously amended and restated as of August 21, 2008 and as subsequently amended, effective December 12, 2008) (the “Plan”), the Plan is amended and restated pursuant to this instrument, effective June 12, 2017. The provisions of this instrument will apply to any Qualified Employee who terminates employment on or after June 12, 2017.
ARTICLE 1
Name and Purpose
The name of this Plan is the “Select Comfort Corporation Executive Severance Pay Plan.” Its purpose is to provide severance benefits to certain Qualified Employees whose employment is involuntarily terminated without Cause. Severance Pay is in addition to regular earned pay and benefits for accrued paid time off, if any, payable to Qualified Employees upon separation from service.

ARTICLE 2

Definitions
The terms listed in this Article 2 shall have the meanings given below.
2.1    Administrator. The “Administrator” is the person designated under the Plan to perform administrative duties on behalf of the Company or, as the context may require, the individual to whom specific administrative duties have been delegated.
2.2    Affiliate. An “Affiliate” is the Company or another member of a controlled group of corporations, within the meaning of Code Section 414(b) or any trade or business that is under common control with the Company, within the meaning of Code Section 414(c).
2.3    Base Pay. “Base Pay” means the Qualified Employee’s base salary (and excludes any commissions, incentive pay, bonus or other addition to pay) in effect immediately prior to:
(A)    his or her Termination of Employment;
(B)    the first day of a Change in Control Protection Period; or
(C)    the Change in Control
whichever of the above is the highest rate of Base Pay.
Base Pay includes any amounts by which pay is voluntarily reduced under a Code Section 125 cafeteria plan, Code Section 401(k) cash or deferred arrangement or the Select Comfort Executive Investment Plan.
2.4    Cause. “Cause” means any reason for which a Qualified Employee may be subject to discipline under the Company’s or other Affiliate’s policies, practices and procedures including, but not limited to, the following:
(A)    dishonesty, fraud, misrepresentation, embezzlement or deliberate injury or attempted injury, in each case related to the Company or any other Affiliate,
(B)    commission of a felony crime, or commission of any criminal or unlawful activity of any nature or degree in the course of or in relation to Employee's employment,
(C)    substantial failure to perform the duties of the Employee's employment (other than failure resulting from the Employee’s incapacity due to physical or mental illness),
(D)    any material breach of the Employee Inventions, Confidentiality, Non-Compete and Mutual Arbitration Agreement or any other employment, non-compete, non-solicitation or confidentiality agreement entered into with the Company or any other Affiliate, or
(E)    violation of the Company's Code of Business Conduct.

2.5    Change in Control.
(A)    A "Change in Control" of the Company under this Executive Severance Pay Plan means a “Change in Control” as defined under the Select Comfort Corporation 2010 Omnibus Incentive Plan (as amended).
(B)    Notwithstanding the foregoing, to the extent there is a change in the amount or time of payment under this Executive Severance Pay Plan upon a Change in Control, then to the extent required to avoid the imposition of additional taxes under Section 409A of the Code, the transaction or event considered a “Change in Control” under the Select Comfort Corporation 2010 Omnibus Incentive Plan (as amended) with respect to such amount (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such amount under this Executive Severance Pay Plan if such transaction also constitutes a “change in control event” (within the meaning of Section 409A of the Code). Consistent with the terms of this Section 2.5 and solely for purposes of this Executive Severance Pay Plan, the Administrator shall have full and final authority to determine conclusively whether a Change in Control of the Company has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto.
2.6    Change in Control Base Amount. The “Change in Control Base Amount” is the Severance Pay benefit described in Section 4.2.
2.7    Change in Control Protection Period. A “Change in Control Protection Period” means the period:
(A)    that begins on the later of (i) six months prior to the Change in Control event and (ii) the date on which the Company or any of its Affiliates began discussions with a third party about the transaction that resulted in the Change in Control and
(B)    that ends on the date that is twenty four (24) months after the Change in Control event.
2.8    COBRA Reimbursement. The “COBRA Reimbursement” is the Severance Pay benefit described in Section 4.3.
2.9    Code. The “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a specific provision of the Code includes any amendment of or successor to that provision.
2.10    Committee. The “Committee” means the “Committee” as defined under the Select Comfort Corporation 2010 Omnibus Incentive Plan (as amended).
2.11    Company. The “Company” is Select Comfort Corporation or its successor.
2.12    Employee. An “Employee” is any individual who performs services for a Participating Employer and is classified by the Participating Employer as a common-law employee. No reclassification of an individual as a common-law employee of a Participating Employer will be given retroactive effect for any purpose under this Plan.
2.13    Excluded Employee. An “Excluded Employee” is an Employee who:
(A)    resides in the United States but is not a United States citizen, unless he or she is classified as a permanent resident of the United States;
(B)    is classified by the Participating Employer as a part-time Employee;

(C)    is classified by the Participating Employer as a temporary Employee; or
(D)    is covered by a collective bargaining agreement that does not specifically provide for participation in this Plan.
2.14    Good Reason.
(A)    “Good Reason” under this Executive Severance Pay Plan means “Good Reason” as defined under the Select Comfort Corporation 2010 Omnibus Incentive Plan (as amended); provided, the event or change constituting Good Reason under this Executive Severance Pay Plan must constitute “good reason” as determined under Section 409A of the Code and consistent with the terms of this Section 2.14, and solely for purposes of this Executive Severance Pay Plan, the Administrator shall have full and final authority to determine conclusively whether Good Reason has occurred under this Executive Severance Pay Plan.
(B)    Notwithstanding the foregoing, the Qualified Employee will not be deemed to have resigned for Good Reason unless the Qualified Employee:
(1)    gives written notice to the Company of an event or change constituting Good Reason, and his or her intent to terminate employment with the Company on account of such Good Reason, within ninety (90) days after the date of the occurrence of any event or change that the Qualified Employee knows or should reasonably have known to constitute Good Reason and
(2)    actually has a Termination of Employment no later than six (6) months after the end of the thirty (30) day cure period referenced in paragraph (C) below..
(C)    If the Company remedies any event or change that constitutes Good Reason, within thirty (30) days of the notice from the Qualified Employee (pursuant to paragraph (B)(1) above), such event or change will not constitute Good Reason under this Plan.
(D)    The Qualified Employee’s continued employment (prior to the deadline stated in paragraph (B)(2) above) does not constitute consent to, or waiver of any rights arising in connection with, any circumstances constituting Good Reason.
(E)    The Qualified Employee’s Termination of Employment for Good Reason as defined above will constitute Good Reason for all purposes of this Plan notwithstanding that the Qualified Employee may also thereby be deemed to have retired under any applicable benefit plan, policy or practice of the Company.
2.15    Involuntary Termination of Employment. An “Involuntary Termination of Employment” means a Qualified Employee’s Termination of Employment by (A) a Participating Employer for any reason other than “Cause” or the Qualified Employee’s death or disability or (B) resignation by a Qualified Employee for “Good Reason.”
2.16    Outplacement Services. “Outplacement Services” are the Severance Pay benefits described in Section 4.6
2.17    Participant. A “Participant” is a former Qualified Employee who is entitled to Severance Pay benefits under this Plan.
2.18    Participating Employer. A “Participating Employer” is the Company and any other U.S. Affiliate that has adopted the Plan, or all of them collectively, as the context requires, and their respective successors. An Affiliate will cease to be a Participating Employer upon a termination of the Plan as to its Employees or upon its ceasing to be an Affiliate. The Participating Employer with respect to any individual is the Affiliate that is responsible for paying the individual’s wages or salary.
2.19    Plan. The “Plan” is the Select Comfort Corporation Executive Severance Pay Plan set forth in this instrument as it may be amended from time to time.
2.20    Premium Reimbursement Period. The “Premium Reimbursement Period” is the period of time during which the Participant is entitled to receive cash reimbursement payments for COBRA continuation coverage, as described in Section 4.3.
2.21    Pro-Rata Incentive Bonus. A Participant’s “Pro-Rata Incentive Bonus” is an amount equal to the product of (i) one-third (⅓) of the aggregate performance bonuses that the Participant actually received under the Select Comfort Corporation 2010 Omnibus Incentive Plan (as amended) for the three (3) most recent fiscal years preceding the fiscal year in which the Participant’s Termination of Employment occurs and (ii) a fraction, the numerator of which is the number of calendar days the Participant was employed by the Participating Employer during the fiscal year in which the Termination of Employment occurs and the denominator of which is the number of calendar days in such fiscal year.
2.22    Qualified Employee. A “Qualified Employee” is an Employee who -
(A)    is paid under a U.S. domestic payroll of the Participating Employer;
(B)    is classified by the Participating Employer in Qualified Employee Category grade 15, grade 14 or grade 13; and
(C)    is not an Excluded Employee.
2.23    Qualified Employee Category. A “Qualified Employee Category” is the employment grade or classification of a Qualified Employee as determined by the Participating Employer in its sole discretion.
2.24    Regular Base Amount. The “Regular Base Amount” is the Severance Pay benefit described in Section 4.1.
2.25    Release. A “Release” is a written instrument, prescribed by the Administrator and signed by the Qualified Employee, under which the Qualified Employee releases all Affiliates, and the directors, officers and employees of each of them, all employee benefit plans and all employee benefit plan fiduciaries from any and all claims the Qualified Employee may have against any of them. The Release will waive all claims the Qualified Employee may have under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974 (other than benefits payable following Termination of Employment), and such other statutes and rules of law as the Company may deem advisable.
2.26    Restricted Activities. In addition to compliance with all the other terms of this Plan, in order to be eligible to receive (and not required to repay) the Change in Control Base Amount Severance Pay benefit, the Qualified Employee or Participant may not engage in any of the following “Restricted Activities” for a period of two (2) years after the Qualified Employee’s Termination of Employment. The term “Restricted Activities” means the Qualified Employee will not, directly or indirectly, alone or in any capacity with another person or entity:
(A)    engage in any commercial activity as described above that competes with the Company’s or any other Affiliate’s business as the Company or Affiliate has conducted it during the five years before the Qualified Employee's employment with the Participating Employer ends, within any state in the

United States or within any country in which the Company or Affiliate directly or indirectly markets or services products or provides services;
(B)    interfere or attempt to interfere with the Company’s or any other Affiliate’s relationships with any of its current or prospective customers or vendors, by soliciting competing business from or having any competitive business-related contact with the customer or vendor or otherwise; or
(C)    employ, attempt to employ or otherwise contract for services with any person or entity who is then employed or engaged by the Company or any other Affiliate (whether as an employee or an independent contractor) on behalf of the Qualified Employee or any other person or entity, or take any action to induce any person or entity then employed or engaged by the Company or any other Affiliate (whether as an employee or independent contractor) to terminate their employment or engagement with the Company or any other Affiliate.
2.27    Severance Pay. “Severance Pay” means the benefits provided under the terms of this Plan. As described in Article 4, and subject to all the terms of this Plan, Severance Pay benefits may include the (a) Regular Base Amount, (b) Change in Control Base Amount, (c) COBRA Reimbursement and (d) Outplacement Services.
2.28    Termination of Employment. “Termination of Employment” means a termination of the Qualified Employee’s employment relationship (both as an employee and independent contractor) with the Company and all Affiliates or such other change in the Qualified Employee’s employment relationship with the Company and all Affiliates that would be considered a “separation from service” under Section 409A of the Code. The Qualified Employee’s employment relationship will be treated as remaining intact while the Qualified Employee is on a military leave, a sick leave or other bona fide leave of absence (pursuant to which there is a reasonable expectation that the Qualified Employee will return to perform services for the Company or an Affiliate) but only if the period of such leave does not exceed six (6) months, or if longer, so long as the Qualified Employee retains a right to reemployment by the Company or an Affiliate under applicable statute or by contract, provided, however, where the Qualified Employee’s leave is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months and such impairment causes the Qualified Employee to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a twenty-nine (29) month period of absence may be substituted for such six (6) month period of absence. In all cases, the Qualified Employee’s Termination of Employment must constitute a “separation from service” under Section 409A of the Code and any “separation from service” under Section 409A of the Code will be treated as a Termination of Employment.
ARTICLE 3

Entitlement to Severance Pay
3.1    Eligible Terminations. Severance Pay will be paid, subject to the other provisions of this Plan, only to a Qualified Employee subject to an Involuntary Termination of Employment by a Participating Employer.
3.2    Terminations Not Covered. No Severance Pay will be paid to any person upon commencement of a leave of absence, including military service leave, or to any person whose employment is terminated by:
(A)    his or her resignation (other than Involuntary Termination of Employment for Good Reason), retirement or death;
(B)    discharge for Cause;
(C)    failure to be reinstated following a leave of absence; or
(D)    refusal to accept a new job position with a Participating Employer, a transfer to a new work location or a reduction in wages or salary, other than such events that would constitute Good Reason under this Plan.
3.3    Release Required.
(A)    Notwithstanding any other provision in this Plan, as a condition to becoming a Participant in this Plan who is entitled to receive Severance Pay, the Qualified Employee must timely execute and deliver to the Administrator, and not subsequently revoke, a Release of claims in the form provided by the Company within fifty (50) days of the date of the Qualified Employee’s Termination of Employment. The Qualified Employee will forfeit any right to Severance Pay if the Qualified Employee fails to comply with the requirements of the preceding sentence or is in violation of the Employee Inventions, Confidentiality, Non-Compete and Mutual Arbitration Agreement or any other employment, non-compete, non-solicitation or confidentiality agreement with the Company or any Affiliate. If the aggregate period during which the Qualified Employee is entitled to consider and/or revoke the Release spans two (2) calendar years, no Severance Pay will be paid prior to the beginning of the second such calendar year, and any payments otherwise payable prior thereto (if any) will instead be paid on the first regularly scheduled Company payroll date occurring in such second calendar year.
(B)    The requirement that the Qualified Employee not engage in any Restricted Activities in order to receive (and not be required to repay) the Change in Control Base Amount Severance Pay benefit (if any) does not prevent the Qualified Employee from seeking employment during such two-year period so long as such employment commences after the expiration of such two-year period and does not require, induce or result in the disclosure of any trade secrets or other confidential or proprietary information of the Company or any other Affiliate. In order to receive the Change in Control Base Amount Severance Pay benefit (if any is owed), in the Release the Qualified Employee must acknowledge and agree that complying with the Restricted Activities restrictions will not prevent the Qualified Employee from earning a living after his or her Termination of Employment.
3.4    Restricted Activities. As a condition to being a Participant entitled to receive Change in Control Base Amount Severance Pay benefits under this Plan, a Qualified Employee must not engage in any Restricted Activities or otherwise fail to comply with the provisions of this Plan including, but not limited to, Section 4.7. Pursuant to Section 4.7, a Participant who has received Change in Control Base Amount Severance Pay benefits under this Plan may be required to repay the Company or other Affiliate for such amounts if the Administrator determines that the Participant has engaged in Restricted Activities or the Participant otherwise fails to comply with the provisions of Section 4.7.
3.5    Return of Property. No Severance Pay will be paid to a Participant prior to the date on which the Participant returns to his or her employer all property of the Company and any Affiliate he or she has in his or her possession or control including, but not limited to, employee identification cards, credit cards, phone cards, vehicles, equipment, documents and electronic storage media.

ARTICLE 4
Severance Pay Benefits
4.1    Regular Base Amount. Subject to the other provisions of this Plan, a Participant in the respective Qualified Employee Category will receive a cash Regular Base Amount Severance Pay benefit in the amount determined from the following table.

Qualified Employee Category	Regular Base Amount - Severance Pay
Grade 15	An amount equal to: (a) two times - (i) annual Base Pay and (ii) annual incentive plan target (in effect as of the date of Termination of Employment) plus (b) Pro-Rata Incentive Bonus
Grade 14	An amount equal to: (a) one times - (i) annual Base Pay and (ii) annual incentive plan target (in effect as of the date of Termination of Employment) plus (b) Pro-Rata Incentive Bonus
Grade 13	An amount equal to: (a) fifty percent of - (i) annual Base Pay and (ii) annual incentive plan target (in effect as of the date of Termination of Employment) plus (b) Pro-Rata Incentive Bonus

4.2    Change in Control Base Amount. In addition to receiving the Regular Base Amount described in Section 4.1, if the Participant’s Termination of Employment occurs during a Change in Control Protection Period and only if such Change in Control is consummated, then, subject to the other provisions of this Plan, the Participant in the respective Qualified Employee Category (Grade 15 or Grade 14) will receive a cash Change in Control Base Amount Severance Pay benefit determined from the following table.

Qualified Employee Category	Change in Control Base Amount - Severance Pay
Grade 15	An amount equal to: one times - (i) annual Base Pay and (ii) annual incentive plan target (in effect as of the date of Termination of Employment)
Grade 14	An amount equal to: one times - (i) annual Base Pay and (ii) annual incentive plan target (in effect as of the date of Termination of Employment)
Grade 13	[None - Change in Control Base Amount Severance Pay benefits do not apply to Grade 13]

4.3    COBRA Reimbursement. Subject to the other provisions of this Plan, if the Participant timely elects continued coverage (which may include coverage for the Participant, Participant’s spouse and/or Participant’s other eligible dependents) under the Participating Employer’s group medical plan and/or group dental plan pursuant to Section 4980B of the Code (“COBRA”), in accordance with ordinary plan practices and provides appropriate documentation of such payment as requested by the Administrator, the Participating Employer will reimburse the Participant each month during the Premium Reimbursement Period an amount equal to the difference between the amount the Participant pays for such COBRA continuation coverage each such month and the amount paid by a full-time active employee of the Participating Employer each such month for the same level of coverage elected by the Participant. Any such reimbursement or payment will be made on or before the tenth (10th) day of the calendar month following the calendar month in which any COBRA continuation coverage payment was incurred. For purposes of this Section 4.3, the Premium Reimbursement Period is the period that begins on the date of Termination of Employment and ends on the earlier of:
(A)    the last date of the Premium Reimbursement Period that applies to the Participant based on his or her Qualified Employee Category in the table below;
(B)    the date on which the Participant’s eligibility for COBRA continuation coverage under the Company’s group medical or group dental plan ends; or

(C)    the date on which the Participant becomes eligible to participate in another group medical plan (that provides “major medical” coverage) or group dental plan, as the case may be, because of reemployment or otherwise, whether or not the Participant elects to participate in such plan.
Other than the Premium Reimbursement Period payments described in this Section 4.3, the Participant’s coverage under any Participating Employer employee benefit plan is subject to the terms of such employee benefit plan and applicable law.

Qualified Employee Category	Premium Reimbursement Period
Grade 15	Two Years after the date of Termination of Employment
Grade 14	One Year after the date of Termination of Employment
Grade 13	Six months after the date of Termination of Employment

4.4    Reductions. Notwithstanding the foregoing provisions, the total amount of Severance Pay (Regular Base Amount, Change in Control Base Amount, COBRA Reimbursement and Outplacement Services) to which a Participant would otherwise be entitled under this Plan will be reduced by each of the following:
(A)    the full amount of any severance, separation or similar types of payments the Company or any other Affiliate is required to make to the Participant on account of the termination of his or her employment under any individual severance, separation or employment agreement, any other severance plan or pursuant to the Worker Adjustment and Retraining Notification Act, 21 U.S.C. §2101 et seq. (or a similar law of any state);
(B)    the full amount of any indebtedness of the Participant to the Company or any other Affiliate including, but not limited to, unearned advances, credit card balances and paid time off in excess of time accrued; and
(C)    with respect to any Participant who terminated employment with the Company or an Affiliate and is rehired by the Company or any other Affiliate, the full amount of Severance Pay paid to the Participant under this Plan or any individual severance, separation or employment agreement or pursuant to the Worker Adjustment and Retraining Notification Act, 21 U.S.C. §2101 et seq. (or a similar law of any state) within the two year period following such previous Termination of Employment.
4.5    Period of Payment.
(A)
(1)    With respect to a Qualified Employee who is classified by the Participating Employer as a Grade 14 or 15, the Regular Base Amount Severance Pay benefit pursuant to Section 4.1 and, if applicable, the Change in Control Base Amount Severance Pay benefit pursuant to Section 4.2, will be paid in a single lump sum within a reasonable time following the Participant’s Termination of Employment (subject to the provisions of Section 3.3 relating to execution and delivery of a Release within the required time period) and in no event later than March 1st of the calendar year following the calendar year during which such Termination of Employment occurs; provided, if the Participant’s Termination of Employment is within a Change in Control Protection Period but before the Closing of the Change in Control, payment of the Change in Control Base Amount Severance Pay benefit pursuant to Section 4.2 will be paid within thirty (30) days after the Closing of the Change in Control.
(2)    With respect to a Qualified Employee who is classified by the Participating Employer as a Grade 13, the Regular Base Amount Severance Pay benefit pursuant to Section 4.1 will be paid in substantially equal installments at regular payroll intervals beginning no later than forty-five (45) days after the Participant’s Termination of Employment (subject to the provisions of Section 3.3 relating to execution and delivery of a Release within the required time period); provided, that any portion of the Severance Pay benefit pursuant to Section 4.1 would exceed the limitations of the separation pay exception to Code Section 409A (as described in Treasury Regulation Section 1.409A-1(b)(9)) will be paid in a single lump sum within a reasonable time following the Participant’s Termination of Employment (subject to the provisions of Section 3.3 relating to execution and delivery of a Release within the required time period) and in no event later than March 1st of the calendar year following the calendar year during which such Termination of Employment occurs.
(B)    Payments of amounts under this Plan are intended to comply with one or more exemptions or exclusions under Section 409A of the Code and any final regulations and guidance promulgated thereunder (“Section 409A”), and to the extent Section 409A is applicable to any payments or benefits under this Plan, this Plan is intended to comply with Section 409A. This Plan shall be construed and administered in a manner consistent with such intentions.
(C)    It is intended that the Severance Pay amounts under this Plan are excluded from Section 409A of the Code either as short-term deferrals under Treasury Regulation Section 1.409A-1(b)(4) or as payments under a separation pay plan as described in Treasury Regulation Section 1.409A-1(b)(9).
(D)    Notwithstanding any other provision of this Plan if, at the time of the Qualified Employee’s Termination of Employment, the Qualified Employee is a Specified Employee (within the meaning of Section 409A of the Code) and the Company determines that paying any Severance Pay at the time or times indicated in this Plan would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code then, in addition to the conditions specified herein, no payment under this Plan will be made until the first day after the end of the six (6) month period following the date of the Qualified Employee’s Termination of Employment or, if earlier, upon the Qualified Employee’s death. If any such suspended payment is not made within ten (10) days of the end of such six (6) month period, the Company will pay the Qualified Employee interest, equal to the Applicable Federal Rate (“AFR”) determined under Section 1274(d) of the Code in effect for each month, from the date of Termination of Employment through the date of payment.
4.6    Outplacement Services. A Participant will be eligible to receive outplacement services through a provider selected by the Company and at the expense of the Company, subject to the limits set forth below and subject to all of the other terms and conditions of this Plan. A Participant at Grade 13 will be eligible to receive up to six (6) months of outplacement services at a cost to the Company of up to eight thousand dollars ($8,000); a Participant at Grade 14 will be eligible to receive up to twelve (12) months of outplacement services at a cost to the Company of up to ten thousand dollars ($10,000); and a Participant at Grade 15 will be eligible to receive up to eighteen (18) months of outplacement services at a cost to the Company of up to fifteen thousand dollars ($15,000). Eligibility for outplacement services under this Section 4.6 will terminate immediately upon the acceptance by the Participant of employment with another employer at a level of compensation and benefits reasonably comparable to the compensation and benefits that the Participant was entitled to immediately prior to the Participant’s Termination of Employment with the Company or any other Affiliate.

4.7    Termination or Repayment of Severance Pay Benefits. A Participant’s right to receive Severance Pay benefits terminates upon the occurrence of any of the following events.
(A)    The Participant becomes re-employed by the Company or any other Affiliate. Upon the date of reemployment no further payments of Severance Pay (Regular Base Amount, Change in Control Base Amount, COBRA Reimbursement and/or Outplacement Services) will be owed to the Participant.
(B)    The Participant’s Release is declared invalid or the Participant revokes (or attempts to revoke) the Release or commences or is part of a legal or administrative action against the Company, any of its Affiliates, or the directors, officers or employees of any of them that is based on any claim waived under the Release. Upon the occurrence of any such event, the Participant shall, upon demand of the Administrator, repay to the Participating Employer the full amount of all Severance Pay benefits (Regular Base Amount, Change in Control Base Amount, COBRA Reimbursement and/or Outplacement Services) he or she received, to the extent such amount would not have been payable under this Plan if the Participant had not executed the Release.
(C)    The Senior Vice President, Chief Legal Risk Officer (or the office of the Company’s general counsel) informs the Administrator that the Participant is in violation of the Employee Inventions, Confidentiality, Non-Compete and Mutual Arbitration Agreement or any other employment, non-compete, non-solicitation, confidentiality, compensation, stock option or equity agreement with the Company or any other Affiliate. Upon the occurrence of any such violation, the Participant shall, upon demand of the Administrator, repay to the Participating Employer the full amount of all Severance Pay benefits (Regular Base Amount, Change in Control Base Amount, COBRA Reimbursement and/or Outplacement Services) he or she received pursuant to this Plan.
(D)    With respect only to the Change in Control Base Amount Severance Pay benefit, the Senior Vice President, Chief Legal Risk Officer (or the office of the Company’s general counsel) informs the Administrator that the Participant has engaged in any Restricted Activities. Upon the occurrence of any such violation, the Participant shall, upon demand of the Administrator, repay to the Participating Employer the full amount of Change in Control Base Amount Severance Pay benefits he or she received (if any) pursuant to this Plan.
4.8    Death of Participant. If a Participant dies prior to receiving all of the Severance Pay benefits to which he or she is entitled, any remaining payments will be made to the Participant’s estate. If the Participant dies during the COBRA reimbursement period pursuant to Section 4.3, COBRA premium reimbursement payments still owed (if any) will continue to be paid to the Participant’s estate.
4.9    Limitation on Change in Control Payments.
(A)    If all or any portion of the Severance Pay benefits described herein are determined to be “payments” contingent upon a Change of Control within the meaning of Section 280G(b)(2) of the Code, together with any other “payments” that the Participant has the right to receive from the Company or any corporation that is a member of an “affiliated group” (as defined in Section 1504(a) of the Code without regard to Section 1504(b) of the Code) of which the Company is a member, then the “payments” to such Participant from all such sources will be reduced to the largest amount as will result in no portion of such “payments” being subject to the excise tax imposed by Section 4999 of the Code; provided, that such reduction will be made only if the aggregate amount of the payments after such reduction exceeds the difference between (1) the amount of such payments absent such reduction minus (ii) the aggregate amount of the excise tax imposed under Section 4999 of the Code attributable to any such excess parachute payments. It is presumed that the payments will first be reduced in the order described in Section 17.5 of the Select Comfort Corporation 2010 Omnibus Incentive Plan (as amended) and that

Severance Pay benefits under this Executive Severance Pay Plan will only be reduced as described herein to the extent that all “incentive payments” under the Select Comfort Corporation 2010 Omnibus Incentive Plan have first been reduced; provided, that any Participant for whom any excess payment reduction is required shall have the right to elect to first waive all or part of the Severance Pay benefits otherwise owed to the Participant under this Executive Severance Pay Plan before application of the ordering rules set forth under the Select Comfort Corporation 2010 Omnibus Incentive Plan.
(B)    This paragraph applies only with respect to a Participant who is classified by the Participating Employer as a Grade 15 Qualified Employee (“Grade 15 Participant”). The determination of whether and the extent to which any payments must be reduced pursuant to paragraph (A) above, will be made by a national accounting firm selected (and paid for) by the Company. If the Grade 15 Participant disagrees with the Section 280G calculation performed by such national accounting firm, the Grade 15 Participant may submit a written request to the Company’s Board of Directors that a second calculation be completed by another national accounting firm selected by such Grade 15 Participant and the Company will pay for such second Section 280G calculation. The determination of such second national accounting firm shall be binding, final and conclusive upon the Grade 15 Participant and the Company.
(C)    This paragraph applies with respect to any Participant who is classified by the Participating Employer as a Grade 13 or Grade 14 Qualified Employee. The determination of whether and the extent to which any payments must be reduced pursuant to paragraph (A) above, will be made by a national accounting firm selected (and paid for) by the Company. If any such Participant disagrees with the Section 280G calculation performed by such national accounting firm, the Participant may submit a written request to the Company’s Board of Directors that a second calculation be completed by another national accounting firm mutually agreed upon by such Participant and the Company and the Company will pay for such second Section 280G calculation; provided, the Board of Directors in its sole discretion may grant or deny the Participant’s request for a second Section 280G calculation. The determination of such second national accounting firm (if any) shall be binding, final and conclusive upon the Participants and the Company.
ARTICLE 5

Administration
5.1    Administrator. The Committee will be the Administrator of the Plan and will have overall responsibility for administration of the Plan. The Committee may delegate to the Senior Vice President, Chief Human Capital Officer of the Company or any other person to perform administrative duties on behalf of the Company and may revoke any such delegation at any time. Any delegation to a person who is not an Employee of an Affiliate will be in writing, and any delegation to an Employee of an Affiliate will terminate upon the termination of his or her employment. If the name of position of Senior Vice President, Chief Human Capital Officer of the Company changes or the duties of such position are transferred to another position, such other position will be substituted for the Senior Vice President, Chief Human Capital Officer of the Company in this provision.
5.2    Administrator’s Discretion. The Administrator will have the discretionary power and authority to establish, modify or terminate Plan policies, rules or procedures, to interpret, construe, apply and enforce the terms of the Plan or any such Plan rules, polices or procedures whenever he or she deems necessary in its administration. Such discretion will include, without limitation, the discretionary power and authority to (A) determine whether an individual is a Qualified Employee, the amount of a Qualified Employee’s benefit and whether a Qualified Employee has satisfied applicable conditions or is subject to limitations and (B) remedy ambiguities, inconsistencies, omissions and erroneous benefit calculations. All acts and decisions of the Administrator made in good faith are binding on all interested persons.

ARTICLE 6
Amendment and Termination of Plan
6.1    Right to Amend or Terminate the Plan. Subject to Section 6.2, the Company reserves the right to amend or terminate this Plan at any time by a written instrument approved in advance by the Committee and signed by the Senior Vice President, Chief Legal Risk Officer and Senior Vice President, Chief Human Capital Officer of the Company. If the name of position of Senior Vice President, Chief Legal Risk Officer and/or Senior Vice President, Chief Human Capital Officer of the Company changes or the duties of such position are transferred to another position, such other position will be substituted for the Senior Vice President, Chief Legal Risk Officer or Senior Vice President, Chief Human Capital Officer of the Company in this provision. Subject to Section 6.2, the amendment or termination of the Plan shall be effective as of the date specified in such instrument and may apply to any Qualified Employee or Participant, except that no amendment will be effective to reduce the total amount of Severance Pay payable to a Participant whose employment with all Affiliates terminated before the date the amendment is adopted. Any Employee whose employment terminates on or after the effective date of the termination of the Plan will be ineligible for Severance Pay.
6.2    Change in Control. Notwithstanding Section 6.1:
(A)    the Company (or on or following a Change in Control, the Company or any successor) may not amend or terminate this Plan during a Change in Control Protection Period in any way that would adversely affect the rights of any Qualified Employee under the Plan without the written consent of such affected Qualified Employee and
(B)    any Severance Pay payable to any individual who is a Qualified Employee in this Plan as of the day immediately prior to the first day of the Change in Control Protection Period and whose employment with all Affiliates terminates at any time during the Change in Control Protection Period, will be no less than the Severance Pay such Qualified Employee would have been entitled to receive under this Plan if he or she had become entitled to Severance Pay upon an Involuntary Termination of Employment with the Company on the date of the Change in Control.
ARTICLE 7

Miscellaneous Provisions
7.1    Participation by Affiliate. An Affiliate may, when authorized by its board of directors, adopt this Plan for the benefit of its Employees, subject to the approval of the Administrator. Upon adoption of this Plan, the Participating Employer is subject to the terms of this Plan, as amended by the Company. Subject to Section 6.2, any Participating Employer may terminate this Plan with respect to its Employees at any time when authorized by its board of directors.
7.2    No Benefit Accrues. No Employee of any Affiliate will accrue any right to benefits under this Plan before satisfying all of the requirements for Plan benefits in effect at the termination of his or her employment. No Participant will accrue any right to continued benefits under this Plan unless he or she satisfies the conditions for eligibility as of the date each benefit installment becomes payable.
7.3    Indemnification. Each Affiliate will indemnify and hold harmless, to the extent permitted by law, each of its directors, officers and employees against any and all liabilities, losses, costs and expenses (including legal fees) of every kind and nature that may be imposed on, incurred by or asserted against such person at any time by reason of such individual’s services at the request of the Affiliate in connection with the Plan, but only if such individual did not act dishonestly or in bad faith or in willful violation of the law, regulation or Company by-law under which such liability, loss, cost or expense arises. An Affiliate has the right, but not the obligation, to select counsel and control the defense and settlement of any action for which an individual may be entitled to indemnification under this provision.
7.4    Specialist’s Assistance. The Administrator may retain such actuarial, accounting, legal, clerical and other services as may reasonably be required in the administration of the Plan, and may pay reasonable compensation for such services. All costs of administering the Plan will be paid by the Company.
7.5    Benefits Claim Procedure. The claim and appeal review procedures set forth below will apply to this Plan.
(A)    The Participant (“Claimant”), or the Participating Employer on the Participant’s behalf, must make a claim for benefits under the Plan with the Administrator. A claim for benefits must be made no later than 60 days following the Termination of Employment.
(1)    Within 30 days after receipt of a claim for benefits, the Administrator will render a written decision on the claim to the Claimant.
(2)    If the claim is denied, in whole or in part, the Administrator will send notification of the denial to the Claimant. Such notification will comply with the requirements set forth in Department of Labor regulation 2560.503-1(g).
(B)    Appeals of denied claims will be subject to the following procedures.
(1)    To appeal the denial, the Claimant or his or her representative must file a written request for review with the Administrator not later than 60 days after the Claimant receives the Administrator’s written decision on the claim.
(2)    The Claimant or his or her representative may submit written comments, documents, records, and other information relating to the claim for benefits to the Administrator for consideration by the Administrator without regard to whether such information was submitted or considered in the initial review determination.

(3)    The Claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits.
(4)    The Administrator will make a decision on review within 60 days of the receipt of the request for review and will provide the decision on review in writing to the Claimant.
(5)    If the denial is upheld in whole or part, the Administrator will notify the Claimant. The notification will include the reasons for the denial, the reference to the Plan provisions on which the denial is based and the Plan’s response to any additional information provided by the Claimant following the initial review determination.
(C)    The 30- and 60-day periods during which the Administrator must respond to the Claimant, may be extended by up to an additional 30- or 60- days, respectively, if circumstances beyond the Administrator’s control so require and if notice of such extension is given to the Claimant. If the time for rendering a written decision on a claim is extended due to the Claimant’s failure to provide information necessary to decide the claim, the time period for making the determination will be tolled from the date on which the notification of the extension is sent to the Claimant until the date on which the Claimant responds to the request for additional information.
(D)    Any individual who fails to follow the claim and appeal procedure will be barred from asserting his or her claim in any judicial or administrative proceeding.
7.6    Disputes. The United States District Court for the District of Minnesota is the exclusive proper venue for any action involving a dispute between any individual and any Affiliate, the Administrator or any other person relating to or arising from the Plan, and such court will have personal jurisdiction over any Qualified Employee named in the action. The law as stated and applied by the United States Court of Appeals for the Eighth Circuit or the United States District Court for the District of Minnesota will apply to and control all actions relating to the Plan brought against the Plan. No action relating to or arising from the Plan may be commenced against the Plan, the Plan Administrator or the Company more than six months following termination of the involved individual’s employment with an Affiliate or, if later, 90 days after the issuance of the Administrator’s final decision on the request for review of a denied claim under the Plan’s benefit claim procedure.
7.7    Company Action. The Company’s decisions and actions pursuant to the Plan (other than those decisions which the Plan requires to be made by the Administrator when the Company is acting in that capacity) will be made or taken in the Company’s own interest, and the Company is not required to consider the interest of any Qualified Employee or other individual, it being intended that any such decision or action will be made or taken by the Company in its settlor capacity rather than in a fiduciary capacity.
7.8    Status of Plan. Nothing contained in the Plan is to be construed as providing for assets to be held for the benefit of any Qualified Employee or any other person to whom benefits are to be paid pursuant to the terms of this Plan, the Qualified Employee’s or other person’s only interest under the Plan being the right to receive the benefits specified in this instrument. To the extent the Qualified Employee or any other person acquires a right to receive benefits under this Plan, such right is no greater than the right of any unsecured general creditor of the Company.
7.9    No Assignment of Benefits. The benefits payable under the Plan and the right to receive future benefits under the Plan may not be anticipated, alienated, sold, transferred, assigned, pledged, encumbered or subjected to any charge or legal process.

7.10    Withholding and Offsets. The Company retains the right to withhold from any benefit payment pursuant to the Plan any and all income, employment, excise and other taxes as the Company deems necessary, and the Company may offset against amounts otherwise then distributable to any person under the Plan any amounts such person then owes the Company but only if and to the extent allowed under Section 409A of the Code.
7.11    Other Benefits. No amounts paid pursuant to the Plan constitute salary or compensation for the purpose of computing benefits under any other benefit plan, practice, policy or procedure of the Company that does not expressly provide otherwise.
7.12    No Employment Rights Created. Neither the maintenance of nor participation in the Plan gives any employee a right to continued employment or limits the right of the Company to discharge, transfer, demote or modify the terms and conditions of employment or otherwise deal with any employee without regard to the effect such action might have on him or her with respect to the Plan.
7.13    Successors. Except as otherwise expressly provided in the Plan, all obligations of the Company under the Plan are binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or other transfer of all or substantially all of the business or assets of the Company.
IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its authorized officers on the date written below.

SELECT COMFORT CORPORATION
Dated: July 7, 2017	By: ___/s/ Mark A. Kimball___________________ Senior Vice President, Chief Legal & Risk Officer
Dated: July 6, 2017	By: ___/s/_Patricia Dirks________ _____________ Senior Vice President, Chief Human Capital Officer